Exhibit 99

NEWS RELEASE

Ingredion Incorporated Westbrook Corporate Center Westchester, IL 60154	CONTACTS: Investors: Tiffany Willis, 708-551-2592 Media: Becca Hary, 708-551-2602

Ingredion Incorporated Reports Fourth Quarter and
Full-Year 2020 Results

•	Fourth quarter 2020 reported and adjusted EPS* were $1.70 and $1.75, respectively, compared with $1.61 and $1.54 in the fourth quarter 2019, respectively
•	Full-year 2020 reported and adjusted EPS were $5.15 and $6.23, respectively, compared with $6.13 and $6.61 in the year-ago period, respectively
•	The Company anticipates full year 2021 net sales and operating income to be up modestly, driven by specialty ingredients growth, other volume recovery and Cost Smart savings

WESTCHESTER, Ill., February 3, 2021 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the fourth quarter and full-year 2020. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2020 and 2019, include items that are excluded from the non-GAAP financial measures that the Company presents.

“We met the challenges of 2020 head-on and delivered strong performance, while advancing our Driving Growth Roadmap across all five of our Specialty platforms. Our teams demonstrated agility throughout the year, efficiently operated our factories, stayed close to customers, anticipated their needs, and enabled us to continue to be a supplier of choice. Pivoting to new ways of working resulted in over 1,300 virtual engagements with customers to co-create and deliver innovative ideas and solutions from our virtual interactive Idea Labs.”

“We delivered outstanding performance in the fourth quarter, with year-over-year 3% net sales growth, with each region contributing to the net sales growth. Three of the four regions saw volume demand recover from COVID-19 impacts, a highly encouraging sign. In addition, we had exceptional performance in South America, led by strong pricing gains that enabled us to keep pace with inflation and changing market conditions,” said Jim Zallie, Ingredion’s president and chief executive officer.

“In the quarter, we also completed our strategic acquisition of 100% ownership in Verdient Foods, Inc., mobilized the integration team, and advanced construction on our Specialty plant-based protein production line. Additionally, we earned recommended food grade certification status for our South Sioux City pea protein isolate facility. Specialty ingredients net sales, excluding foreign exchange impacts, grew in all four regions for the quarter and full year, and now represents 32 percent of our annual net sales,” continued Zallie.

INGREDION REPORTS FOURTH QUARTER 2020 RESULTS – Page 2

“Operating with an owner’s mindset, our teams made great progress with the redesign and restructuring of our organization across all four regions, resulting in $103 million of run-rate savings, in excess of our 2020 Cost Smart target. We are on track to meet our three-year target of $170 million by year-end 2021.”

“As we enter 2021 with increasing momentum, we are well-positioned to continue advancing our growth strategy and deliver value at every touchpoint of the customer experience. We remain committed to our mission to be a reliable and trusted supplier, as well as innovation partner to our customers. We believe that our focused approach will serve to create long-term value for all of our stakeholders,” Zallie concluded.

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted cash flow from operations are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Diluted Earnings Per Share (EPS)

	4Q19	4Q20	2019	2020
Reported EPS	$1.61	$1.70	$6.13	$5.15
Impairment/Restructuring Costs	$0.18	$0.62	$0.65	$1.11
Acquisition/Integration Costs	$0.01	$0.04	$0.03	$0.13
Tax Items	$(0.26)	$(0.63)	$(0.20)	$(0.32)
Other Adjusted Items	-	$0.02	-	$0.16
Adjusted EPS**	$1.54	$1.75	$6.61	$6.23

Estimated factors affecting change in reported and adjusted EPS

	4Q20	2020
Margin	0.33	0.29
Volume	(0.12)	(0.53)
Foreign exchange	(0.04)	(0.24)
Other income	0.02	(0.02)
Total operating items	0.19	(0.50)
Other non-operating income	0.02	0.06
Financing costs	(0.03)	0.06
Non-controlling interests	0.02	0.04
Shares outstanding	-	(0.02)
Tax rate	0.01	(0.01)
Total non-operating items	0.02	0.13
Total items affecting EPS**	0.21	(0.38)

**Totals may not foot due to rounding

INGREDION REPORTS FOURTH QUARTER 2020 RESULTS – Page 3

Financial Highlights

•	At December 31, 2020, total debt and cash and short-term investments were $2.2 billion and $665 million, respectively, versus $1.8 billion and $268 million, respectively, at December 31, 2019. The increase in total debt and cash and short-term investments was primarily due to the Company's sale of $1.0 billion of senior notes in the second quarter of 2020 and improvements in working capital, which were partially offset by the redemption of $400 million of November 2020 senior notes in July.
•	Net financing costs were $22 million, or $3 million higher in the fourth quarter from the year-ago period. The increase resulted from a higher foreign exchange impact, partially offset by lower net interest expense due to lower interest rates.
•	Reported and adjusted effective tax rates for the quarter were 18.9 percent and 27.1 percent, respectively, compared to 25.2 percent and 27.5 percent, respectively, in the year-ago period. The decrease in reported tax rate resulted primarily from the increase in the value of the Mexican Peso against the U.S. dollar and other one-time items, offset by country earnings mix.
•	Full-year capital expenditures were $333 million, up $5 million from the year-ago period.

Business Review

Total Ingredion

$ in millions	2019 Net Sales	FX Impact	Volume	Pricemix	PureCircle	2020 Net Sales	% change	% change excl. FX
Fourth Quarter	1,549	-26	-15	66	19	1,593	3%	4%
Full-year	6,209	-164	-229	144	27	5,987	-4%	-1%

Reported Operating Income

$ in millions	2019	FX Impact	Business Drivers	PureCircle	Acquisition / Integration	Restructuring / Impairment	Other	2020	% change	% change excl. FX
Fourth Quarter	170	-4	28	-6	-2	-36	13	163	-4%	-2%
Full-year	664	-22	-13	-11	-8	-36	8	582	-12%	-9%

Adjusted Operating Income

$ in millions	2019	FX Impact	Business Drivers	PureCircle	2020	% change	% change excl. FX
Fourth Quarter	168	-4	28	-6	186	11%	13%
Full-year	705	-22	-13	-11	659	-7%	-3%

INGREDION REPORTS FOURTH QUARTER 2020 RESULTS – Page 4

Net Sales

•	Fourth quarter net sales were up from the year-ago period. The increase was driven by strong price mix and higher volumes in South America, inclusion of PureCircle results, and specialty volume growth in all four regions. Excluding foreign exchange impacts, net sales were up 4 percent for the quarter.
•	Full-year net sales were down from the year-ago period. The decrease in full-year net sales was driven by sales volume declines in North America and South America, related primarily to COVID-19 shutdowns in the second and third quarters. Excluding foreign exchange impacts, net sales were down 1 percent for the full-year.

Operating income

•	Reported and adjusted operating income for the quarter were $163 million and $186 million, respectively, a decrease of 4 percent and an increase of 11 percent, respectively, from the same period last year. The decrease in reported operating income was primarily due to a trade name impairment, restructuring costs related to our Cost Smart program, and acquisition and integration costs which were partially offset by a benefit from a Brazilian revenue tax judgment. The increase in adjusted operating income was largely attributable to lower input costs in North America and strong price mix in South America. Excluding foreign exchange impacts, reported and adjusted operating income were down 2 percent and up 13 percent, respectively, from the same period last year.
•	Full-year reported and adjusted operating income were $582 million and $659 million, respectively, decreases of 12 percent and 7 percent, respectively, from the year-ago period. The decrease in reported operating income was primarily due to higher restructuring costs related to our Cost Smart program, trade name and other impairments, and acquisition and integration costs which were partially offset by a benefit from a Brazilian revenue tax judgment. The decrease in adjusted operating income was largely attributable to lower sales volumes in North America, the inclusion of PureCircle results, and higher corporate costs due to continued investments to drive business and digital transformations. These decreases were partially offset by strong price mix in South America. Excluding foreign exchange impacts, reported and adjusted operating income were down 9 percent and 3 percent, respectively, from the same period last year.
•	Fourth quarter reported operating income was lower than adjusted operating income by $23 million due to a trade name impairment, restructuring costs related to our Cost Smart program, and acquisition and integration costs which were partially offset by a benefit from a Brazilian revenue tax judgment.
•	Full-year reported operating income was lower than adjusted operating income by $77 million due to higher restructuring costs related to our Cost Smart program, trade name and other impairments, and acquisition and integration costs which were partially offset by a benefit from a Brazilian revenue tax judgment.

North America

Net Sales

$ in millions	2019 Net Sales	FX Impact	Volume	Price mix	2020 Net Sales	% change	% change excl. FX
Fourth Quarter	922	1	-17	17	923	0%	0%
Full-year	3,834	-5	-198	31	3,662	-4%	-4%

INGREDION REPORTS FOURTH QUARTER 2020 RESULTS – Page 5

Segment Operating Income

$ in millions	2019	FX Impact	Business Drivers	2020	% change	% change excl. FX
Fourth Quarter	113	-	16	129	14%	14%
Full-year	522	-1	-34	487	-7%	-7%

Operating income

•	Fourth quarter operating income was $129 million, an increase of $16 million from the year-ago period. The increase was driven by lower net corn costs and favorable price mix.
•	Full-year operating income was $487 million, a decrease of $35 million from the year-ago period. The decrease was driven by significantly lower away-from-home consumption across the region and shutdown of brewery customers in Mexico in the second quarter, partially offset by lower net corn costs and favorable price mix in the fourth quarter.

South America

Net Sales

$ in millions	2019 Net Sales	FX Impact	Volume	Price mix	2020 Net Sales	% change	% change excl. FX
Fourth Quarter	261	-36	2	49	276	6%	19%
Full-year	960	-140	-18	117	919	-4%	10%

Segment Operating Income

$ in millions	2019	FX Impact	Business Drivers	2020	% change	% change excl. FX
Fourth Quarter	35	-5	14	44	26%	40%
Full-year	96	-18	34	112	17%	35%

Operating income

•	Fourth quarter operating income was $44 million, an increase of $9 million from the year-ago period. The increase was driven by strong price mix and the timing of a $5 million dollar revenue tax judgment in Brazil, which was partially offset by unfavorable foreign currency impacts. Excluding foreign exchange impacts, segment operating income was up 40 percent.
•	Full-year operating income was $112 million, an increase of $16 million from the year-ago period due to strong price mix, which was partially offset by unfavorable foreign currency impacts and lower sales volumes. Excluding foreign exchange impacts, segment operating income was up 35 percent. Results for Argentina are accounted for in U.S. dollars under hyper-inflationary accounting.

INGREDION REPORTS FOURTH QUARTER 2020 RESULTS – Page 6

Asia-Pacific

Net Sales

$ in millions	2019 Net Sales	FX Impact	Volume	Price mix	PureCircle	2020 Net Sales	% change	% change excl. FX
Fourth Quarter	212	6	-4	-3	19	230	8%	5%
Full-year	823	-5	-17	-15	27	813	-1%	-1%

Segment Operating Income

$ in millions	2019	FX Impact	Business Drivers	PureCircle	2020	% change	% change excl. FX
Fourth Quarter	22	1	3	-6	20	-9%	-13%
Full-year	87	-	4	-11	80	-8%	-8%

Operating income

•	Fourth quarter operating income was $20 million, down $2 million from the year-ago period driven by $6 million of operating loss from PureCircle. Excluding PureCircle results, fourth quarter operating income was $26 million, up $4 million from the year-ago period, largely due to lower costs and operating expenses.
•	Full-year operating income was $80 million, a decrease of $7 million from the year-ago period. PureCircle results reduced full-year operating income by $11 million. Excluding PureCircle results, full-year operating income was up $4 million from the prior year, as lower costs offset lower sales volumes in the first half of 2020 due to the impact of COVID-19. Excluding foreign currency impacts, segment operating income was down 8%.

Europe, Middle East, and Africa (EMEA)

Net Sales

$ in millions	2019 Net Sales	FX Impact	Volume	Price mix	2020 Net Sales	% change	% change excl. FX
Fourth Quarter	154	2	4	4	164	6%	5%
Full-year	592	-16	3	14	593	0%	3%

Segment Operating Income

$ in millions	2019	FX Impact	Business Drivers	2020	% change	% change excl. FX
Fourth Quarter	28	-	1	29	4%	4%
Full-year	99	-4	7	102	3%	7%

INGREDION REPORTS FOURTH QUARTER 2020 RESULTS – Page 7

Operating income

•	Fourth quarter operating income was $29 million, up $1 million from the year-ago period. The increase was largely attributable to lower input costs and favorable price mix.
•	Full-year operating income was $102 million, an increase of $3 million from prior year. The increase was largely attributable to Pakistan pricing actions, strong EMEA specialty sales, and lower operating expenses in Europe. This increase was partially offset by the impacts of stay-at-home orders on Pakistan sales volume in the first half and negative Pakistan foreign currency impacts. Excluding foreign currency impacts, segment operating income was up 7 percent.

Dividends

In December 2020, the Company paid a quarterly dividend of $46 million ($0.64 per share). The Company paid $178 million of dividends in 2020.

2021 Outlook

For the first quarter of 2021, the Company anticipates total net sales to be slightly up and operating income to be modestly up depending on the impact of COVID-19 resurgence trends, as well as the pace and effectiveness of vaccines. Net sales volume during the pandemic has generally correlated with increases in consumer activity and away from home food and beverage consumption.

For the full year, the Company anticipates net sales and region operating income to be modestly up, driven by specialty ingredients growth, other volume recovery and Cost Smart savings. Due to the uncertain environment, the Company is not currently providing guidance for full year 2021 EPS and cash flow from operations.

Full year corporate costs are expected to be flat with a reported and adjusted effective tax rate of 26.5 percent to 28 percent, respectively.

Capital investment commitments are anticipated to be between $330 million and $350 million, of which more than $100 million is being invested to drive Specialty growth.

Conference Call and Webcast Details

Ingredion will conduct a conference call on Wednesday, February 3, 2021 at 8:00 a.m. Central Time hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and will include a presentation accessible through the Company’s website at www.ingredion.com. The presentation will be available to download a few hours prior to the start of the call. A replay will be available for a limited time at www.ingredion.com.

INGREDION REPORTS FOURTH QUARTER 2020 RESULTS – Page 8

About the Company

Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2020 annual net sales of $6 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s 29 Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among others, any statements regarding the Company's expectations regarding the impacts of COVID-19, and the Company's net sales, regional operating income, corporate costs, effective tax rates and capital expenditures for 2021 and any assumptions, expectations or beliefs underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as "may," "will," "should," "anticipate," "assume," "believe," "plan," "project," "estimate," "expect," "intend," "continue," "pro forma," "forecast," "outlook," "propels," "opportunities," "potential," "provisional," or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are "forward-looking statements."

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

INGREDION REPORTS FOURTH QUARTER 2020 RESULTS – Page 9

Actual results and developments may differ materially from the expectations expressed in or implied by our forward looking statements as a result of the following risks and uncertainties, among others: the continuing impacts of COVID-19; changing consumption preferences and perceptions, including those relating to high fructose corn syrup; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including, particularly, economic, currency and political conditions in South America and economic and political conditions in Europe, and the impact these factors may have on our sales volumes, the pricing of our products, our access to credit markets and our ability to collect our receivables from customers; adverse changes in investment returns earned on our pension assets; future financial performance of major industries which we serve and from which we derive a significant portion of our sales, including the food, beverage, animal nutrition, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to meet expectations; changes in U.S. and foreign government policy, laws or regulations and costs of legal compliance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; the availability of raw materials, including potato starch, tapioca, gum Arabic and the specific varieties of corn upon which some of our products are based, and our ability to pass on potential increases in the cost of corn or other raw materials to customers; raw material and energy costs and availability; our ability to contain costs, achieve budgets and to realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget, and to achieve expected savings under our Cost Smart program as well as with respect to freight and shipping costs; the impact of financial and capital markets on our borrowing costs, including as a result of foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; the potential effects of climate change; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; operating difficulties at our manufacturing plants or with respect to boiler reliability; risks related to product safety and quality and compliance with environmental, health and safety, and food safety laws and regulations; economic, political and other risks inherent in operating in foreign countries with foreign currencies and shipping products between countries, including with respect to tariffs, quotas and duties; interruptions, security breaches or failures that might affect our information technology systems, processes and sites; our ability to maintain satisfactory labor relations; the impact that weather, natural disasters, war or similar acts of hostility, acts and threats of terrorism, the outbreak or continuation of pandemics such as COVID-19 and other significant events could have on our business; the potential recognition of impairment charges on goodwill or long-lived assets; changes in our tax rates or exposure to additional income tax liabilities; and our ability to raise funds at reasonable rates to grow and expand our operations.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and in our subsequent reports on Form 10-Q and Form 8-K.

###

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Statements of Income

(Unaudited)

(in millions, except per share amounts)	Three Months Ended December 31,		Change %	Year Ended December 31,		Change %
	2020	2019		2020	2019
Net sales	$1,593	$1,549	3%	$5,987	$6,209	(4)%
Cost of sales	1,241	1,226		4,715	4,897
Gross profit	352	323	9%	1,272	1,312	(3)%

Operating expenses	172	153	12%	628	610	3%
Other (income) expense, net	(35)	(16)		(31)	(19)
Restructuring/impairment charges	52	16		93	57
Operating income	163	170	(4%)	582	664	(12)%
Financing costs, net	22	19		81	81
Other, non-operating (income) expense, net	(2)	-		(5)	1
Income before income taxes	143	151	(5%)	506	582	(13)%
Provision for income taxes	27	38		152	158
Net income	116	113	3%	354	424	(17)%
Less: Net income attributable to non-controlling interests	1	4		6	11
Net income attributable to Ingredion	$115	$109	6%	$348	$413	(16)%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	67.2	67.0		67.2	66.9
Diluted	67.6	67.5		67.6	67.4

Earnings per common share of Ingredion:
Basic	$1.71	$1.63	5%	$5.18	$6.17	(16)%
Diluted	$1.70	$1.61	6%	$5.15	$6.13	(16)%

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	December 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$665	$264
Short-term investments	-	4
Accounts receivable – net	1,011	977
Inventories	917	861
Prepaid expenses	54	54
Total current assets	2,647	2,160

Property, plant and equipment – net	2,455	2,306
Goodwill	902	801
Other intangible assets – net	444	437
Operating lease assets	173	151
Deferred income tax assets	23	13
Other assets	214	172
Total assets	$6,858	$6,040

Liabilities and equity
Current liabilities
Short-term borrowings	58	$82
Accounts payable and accrued liabilities	1,020	885
Total current liabilities	1,078	967

Non-current liabilities	227	220
Long-term debt	2,128	1,766
Non-current operating lease liabilities	136	120
Deferred income tax liabilities	217	195
Total liabilities	3,786	3,268

Share-based payments subject to redemption	30	31
Redeemable non-controlling interests	70	-

Equity
Ingredion stockholders' equity:
Preferred stock – authorized 25,000,000 shares – $0.01 par value, none issued	-	-
Common stock – authorized 200,000,000 shares – $0.01 par value, 77,810,875 shares issued at December 31, 2020 and December 31, 2019	1	1
Additional paid-in capital	1,150	1,137
Less: Treasury stock (common stock; 10,795,346 and 10,993,388 shares at December 31, 2020 and December 31, 2019, respectively) at cost	(1,024)	(1,040)
Accumulated other comprehensive loss	(1,133)	(1,158)
Retained earnings	3,957	3,780
Total Ingredion stockholders' equity	2,951	2,720
Non-redeemable non-controlling interests	21	21
Total equity	2,972	2,741

Total liabilities and equity	$6,858	$6,040

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Year Ended December 31,
(in millions)	2020	2019
Cash provided by operating activities:
Net income	$354	$424
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	213	220
Mechanical stores expense	54	57
Deferred income taxes	(7)	3
Charge for fair value mark-up of acquired inventory	6	-
Margin accounts	43	(1)
Changes in other trade working capital	107	(53)
Other	59	30
Cash provided by operating activities	829	680

Cash used for investing activities:
Capital expenditures and mechanical stores purchases, net proceeds on disposals	(333)	(328)
Payments for acquisitions, net of cash acquired	(236)	(42)
Investment in a non-consolidated affiliate	(6)	(10)
Short-term investments	4	-
Other	-	6
Cash used for investing activities	(571)	(374)

Cash provided by (used for) financing activities:
Proceeds from borrowings (payments on), net	326	(256)
Debt issuance costs	(9)	-
Repurchases of common stock, net	-	63
Issuances of common stock for share-based compensation, net of settlements	4	3
Dividends paid, including to non-controlling interests	(178)	(174)
Cash provided by (used for) financing activities	143	(364)

Effect of foreign exchange rate changes on cash	-	(5)
Increase (decrease) in cash and cash equivalents	401	(63)
Cash and cash equivalents, beginning of period	264	327
Cash and cash equivalents, end of period	$665	$264

Ingredion Incorporated ("Ingredion")

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

(in millions, expect for percentages)	Three Months Ended December 31,			Change	Year Ended December 31,		Change	Change
	2020	2019	Change	Excl. FX	2020	2019	%	Excl. FX
Net Sales
North America	$923	$922	0%	0%	$3,662	$3,834	(4)%	(4)%
South America	276	261	6%	19%	919	960	(4)%	10%
Asia-Pacific	230	212	8%	5%	813	823	(1)%	(1)%
EMEA	164	154	6%	5%	593	592	0%	3%
Total Net Sales	$1,593	$1,549	3%	4%	$5,987	$6,209	(4)%	(1)%

Operating Income
North America	$129	$113	14%	14%	$487	$522	(7)%	(7)%
South America	44	35	26%	40%	112	96	17%	35%
Asia-Pacific	20	22	(9)%	(13)%	80	87	(8)%	(8)%
EMEA	29	28	4%	4%	102	99	3%	7%
Corporate	(36)	(30)	(20)%	(20)%	(122)	(99)	(23)%	(23)%
Sub-total	186	168	11%	13%	659	705	(7)%	(3)%
Acquisition/integration costs	(3)	(1)			(11)	(3)
Restructuring/impairment charges	(52)	(16)			(93)	(57)
Charge for fair value markup of acquired inventory	(3)	-			(6)	-
North America storm damage	(1)	-			(3)	-
Other Matters	36	19			36	19
Total Operating Income	$163	$170	(4)%	(2)%	$582	$664	(12)%	(9)%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment cost, Mexico tax provision, and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share ("EPS") to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2020		December 31, 2019		December 31, 2020		December 31, 2019
	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$115	$1.70	$109	$1.61	$348	$5.15	$413	$6.13

Add back:

Acquisition/integration costs, net of $ - million and $2 million of income tax benefit for the three months and year ended December 31, 2020, respectively, and $ - million and $1 million for the three months and year ended December 31, 2019, respectively (i)	3	0.04	1	0.01	9	0.13	2	0.03

Restructuring/impairment charges, net of income tax benefit of $11 million and $18 million for the three months and year ended December 31, 2020, respectively, and $4 million and $13 million for the three months and year ended December 31, 2019, respectively (ii)	41	0.62	12	0.18	75	1.11	44	0.65

Charge for fair value markup of acquired inventory, net of income tax benefit of $ - for the three months and year ended December 31, 2020, respectively (iii)	1	0.01	-	-	4	0.06	-	-

Charge for early extinguishment of debt, net of income tax benefit of $ - and $1 million for the three months and year ended December 31, 2020, respectively (iv)	-	-	-	-	4	0.06	-	-

North America storm damage, net of income tax benefit of $ - million for the three months and year ended December 31, 2020, respectively (v)	1	0.01	-	-	3	0.04	-	-

Other matters, net of income tax expense of $9 million for the three months and year ended December 31, 2020, and $6 million and $8 million for the three months and year ended December 31, 2019, respectively (vi)	(27)	(0.40)	(13)	(0.19)	(27)	(0.40)	(11)	(0.16)

Tax (benefit) provision - Mexico (vii)	(13)	(0.19)	(5)	(0.07)	3	0.04	(3)	(0.04)

Other tax matters (viii)	(3)	(0.04)	-	-	3	0.04	-	-

Non-GAAP adjusted net income attributable to Ingredion	$118	$1.75	$104	$1.54	$422	$6.23	$445	$6.61

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2020 period primarily includes costs related to the acquisition and integration of the business acquired from PureCircle Limited. Acquisition and integration costs presented in the "reconciliation of adjusted net income attributable to Ingredion" table are net of costs attributable to non-controlling interest. The 2019 period primarily includes costs related to the acquisition and integration of the business acquired from Western Polymer, LLC.

(ii) During the three months and year ended December 31, 2020, the Company recorded $52 million and $93 million of pre-tax restructuring/impairment charges, respectively. During the fourth quarter of 2020, the Company recorded a $35 million impairment of the TIC Gum indefinite lived trade name intangible asset, due to the Company's decision to change its marketing strategy related to the brand. In addition, the Company also incurred $11 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program and $6 million of restructuring related expenses as part of its Cost Smart cost of sales program, primarily in North America and APAC. During the year ended December 31, 2020, the Company recorded $48 million of pre-tax restructuring charges, consisting of $25 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program and $23 million of restructuring related expenses primarily in North America and APAC as part of its Cost Smart cost of sales program. In addition, the Company recorded impairment charges of $45 million, consisting of a $35 million impairment of the TIC Gum indefinite lived trade name intangible asset, due to the Company's decision to change its marketing strategy related to the brand and a $10 million impairment of its equity method investment triggered by the decrease in fair value on its investment from the agreed upon purchase price of the remaining 80% interest in Verdient Foods, Inc.

During the three months and year ended December 31, 2019, the Company recorded $16 million and $57 million of pre-tax restructuring/impairment charges, respectively. During the fourth quarter of 2019, the Company recorded $11 million of net restructuring related expenses as part of the Cost Smart cost of sales program and $5 million of employee-related and other costs, including professional services, associated with our Cost Smart SG&A program. During the year ended December 31, 2019, the Company recorded $57 million of pre-tax restructuring charges, including $29 million of net restructuring related expenses as part of the Cost Smart cost of sales program and $28 million of employee-related and other costs, including professional services, associated with our Cost Smart SG&A program.

(iii) The three months and year ended December 31, 2020 includes the flow-through of costs associated with the purchase of PureCircle Limited inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules. The cost is presented in the "reconciliation of adjusted net income attributable to Ingredion" table net of the minority shareholder's pro-rata share of the cost. $2 million of total cost is attributable to non-controlling interests for the three months and year ended December 31, 2020.

(iv) During the year ended December 31, 2020, the Company incurred $5 million of costs directly related to the early debt extinguishment of the $400 million 4.625% senior notes due November 1, 2020. The Company recorded the debt extinguishment charges within Financing costs, net on the Condensed Consolidated Statements of Income.

(v) During the three months ended September 30, 2020, the Company incurred storm damage to the Cedar Rapids, IA manufacturing facility and the facility was shut down for 10 days. This storm related damage resulted in $1 million and $3 million of charges during the three months and year ended December 31, 2020, respectively. The Company recorded these storm damage costs within Other (income) expense, net on the Condensed Consolidated Statements of Income.

(vi) In 2019 the Company received a favorable judgment from the Federal Court of Appeals in Brazil related to certain indirect taxes collected in prior years. To account for the judgment, the Company recorded a $22 million pre-tax benefit for the favorable judgment, in accordance with ASC 450, Contingencies during the three and twelve months ended December 31, 2019. In the current year, the Company received another favorable court judgment that further clarifies the calculation of the Company's benefit, resulting in a larger indirect tax claim against the government. As a result, the Company recorded an additional $35 million pre-tax benefits during the three and twelve months ended December 31, 2020. The Company expects to be entitled to credits against its Brazilian federal tax payments in 2021 and future years. The total benefit recorded represents the Company's current estimate of the credits and interest due from the favorable decision in accordance with ASC 450, Contingencies. In addition, the Company received a second favorable ruling in Brazil reversing the taxes previously paid related to a government subsidy. The Company recorded pre-tax benefits of $1 million and tax provision benefit of $3 million related to this second ruling during the three months ended December 31, 2020.

(vii) The tax item represents the impact of the Company’s use of the U.S. dollar as the functional currency for its subsidiaries in Mexico. Mexico’s effective tax rate is strongly influenced by the remeasurement of the Mexican peso financial statements into U.S. dollars. The company recorded a tax benefit of $13 million and a tax provision of $3 million for the three months and year ended December 31, 2020, respectively, as a result of the movement of the Mexican peso against the U.S. dollar during the periods. During the three months and year ended December 31, 2019, the company recorded a tax benefit of $5 million and $3 million, respectively, as a result of the movement of the Mexican peso against the U.S. dollar during the periods.

(viii) This relates to tax impact related legal entity rationalization and other tax settlements and matters.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, pre-tax)	2020	2019	2020	2019
Operating income	$163	$170	$582	$664

Add back:

Acquisition/integration costs (i)	3	1	11	3

Restructuring/impairment charges (ii)	52	16	93	57

Charge for fair value markup of acquired inventory (iii)	3	-	6	-

North America storm damage (v)	1	-	3	-

Other matters (vi)	(36)	(19)	(36)	(19)

Non-GAAP adjusted operating income	$186	$168	$659	$705

For each tickmark above, see footnotes included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended December 31, 2020			Year Ended December 31, 2020
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$143	$27	18.9%	$506	$152	30.0%

Add back:

Acquisition/integration costs (i)	3	-		11	2

Restructuring/impairment charges (ii)	52	11		93	18

Charge for fair value markup of acquired inventory (iii)	3	-		6	-

Charge for early extinguishment of debt (iv)	-	-		5	1

North America storm damage (v)	1	-		3	-

Other matters (vi)	(36)	(9)		(36)	(9)

Tax item - Mexico (vii)	-	13		-	(3)

Other tax matters (viii)	-	3		-	(3)

Adjusted Non-GAAP	$166	$45	27.1%	$588	$158	26.9%

	Three Months Ended December 31, 2019			Year Ended December 31, 2019
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$151	$38	25.2%	$582	$158	27.1%

Add back:

Acquisition/integration costs (i)	1	-		3	1

Restructuring/impairment charges (ii)	16	4		57	13

Tax item - Mexico (vi)	-	5		-	3

Other matters (viii)	(19)	(6)		(19)	(8)

Adjusted Non-GAAP	$149	$41	27.5%	$623	$167	26.8%

For each tickmark above, see footnotes included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.